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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Jayhawk Acceptance Corporation
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                        JAYHAWK ACCEPTANCE CORPORATION

               2001 BRYAN TOWER, SUITE 600 - DALLAS, TEXAS 75201

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders (the "Annual Meeting") of Jayhawk Acceptance Corporation (the "Company") will be held at the Le Meridien Hotel, 650 N. Pearl Street, Dallas, Texas 75201, on May 14, 1998, at 5:00 p.m., Dallas, Texas time, for the following purposes:

     (1)  to elect nine directors to serve on the Company's Board of Directors;
          and

     (2) to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record of the Company's common stock, $.01 par value per share, at the close of business on March 17, 1998, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     We hope that you attend the Annual Meeting in person, but in any event you are urged to mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be voted in accordance with your wishes. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                    JAYHAWK ACCEPTANCE CORPORATION


                                    /s/ BETH PROTHRO

                                    Beth Prothro, Secretary

Dallas, Texas
April 15, 1998

                        JAYHAWK ACCEPTANCE CORPORATION

               2001 BRYAN TOWER, SUITE 600 - DALLAS, TEXAS 75201

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1998


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Jayhawk Acceptance Corporation, a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Le Meridien Hotel, 650 N. Pearl Street, Dallas, Texas 75201, on May 14, 1998, at 5:00 p.m., Dallas, Texas time, and at any adjournment of such Annual Meeting. The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the Annual Meeting and this Proxy Statement. The persons named as proxies are Carl H. Westcott and Jack T. Smith, each of whom is presently an executive officer of the Company.

     This Proxy Statement and the related form of proxy are being mailed on or about April 15, 1998, to all shareholders of record on March 17, 1998. Shares of the Company's common stock, $.01 par value per share (the "Common Stock"), represented by proxies will be voted as described in this Proxy Statement or as otherwise specified by a shareholder. See "Method of Voting." The cost of soliciting, preparing, assembling and mailing the proxy, this Proxy Statement, and other materials enclosed herewith, and all clerical and other expenses of proxy solicitation will be borne by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock, and such persons may be reimbursed for their expenses. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or in person.

                                 ANNUAL REPORT

     The annual report for the Company's fiscal year ended December 31, 1997, including audited financial statements, is being furnished with this Proxy Statement to shareholders of record as of March 17, 1998. The annual report does not constitute a part of the proxy solicitation materials.

                              REVOCATION OF PROXY

     Any shareholder returning the accompanying proxy may revoke his proxy at any time prior to its exercise by (a) giving written notice to the corporate secretary of the Company of such revocation prior to its use, (b) voting in person at the Annual Meeting, or (c) executing and filing with the corporate secretary of the Company a later dated proxy.

                                 VOTING RIGHTS

     The holders of record of the 27,785,326 shares of Common Stock outstanding on March 17, 1998, will be entitled to one vote for each share held on all matters coming before the Annual Meeting.

                               METHOD OF VOTING

     Subject to revocation of a proxy, shares will be voted in accordance with the instructions on the proxy. As to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (a) vote for all director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group, except those nominees identified by the shareholder in the appropriate area. In the event no instructions are given, the persons named in the accompanying proxy will vote FOR the election of the nominees for director listed in this Proxy Statement.
As to any other business that may properly be brought before the Annual

Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment. Management does not know of any such other matters of business. Should any nominee named herein for the office of director become unable or be unwilling to accept nomination for or election to such position, the persons acting under the proxy will vote for the election, in his stead, of such other person as the management of the Company may recommend. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner has voted on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owner but may not have received instructions or exercised discretionary voting power with respect to other matters. If a quorum is not present, the shareholders represented in person or by proxy at the Annual Meeting may adjourn such meeting until such time and to such place as may be determined by a vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. Once a quorum is present at the Annual Meeting, the shareholders represented in person or by proxy at the meeting may conduct such business as may be properly brought before the Annual Meeting until it is adjourned, and the subsequent withdrawal from the Annual Meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

     Directors of the Company shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors of the Company at the Annual Meeting, and abstentions and broker non-votes will have no effect in the election of directors.

                       SECURITY OWNERSHIP IN THE COMPANY

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 1998 by: (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the persons named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

                                         NUMBER OF SHARES
                                           BENEFICIALLY      PERCENTAGE OF
                                            OWNED/(1)/     OUTSTANDING SHARES
                                         ----------------  ------------------
Carl H. Westcott/(2)/..................     11,580,900            41.7
Jack T. Smith/(3)/.....................        211,133              *
Joe J. Pollard, III/(4)/...............        382,525             1.4
Philip E. Falcosky.....................              0              *
Paul M. Bass/(5)/......................          2,500              *
John D. Curtis/(6)/....................      2,574,850             9.3
C. Gregory Earls/(7)/..................        704,214             2.5
Arthur W. Hollingsworth/(8)/...........          2,500              *
Regina T. Montoya/(9)/.................         38,887              *
Kern Wildenthal, M.D., Ph.D./(10)/.....          7,000              *
Michael I. Smartt/(11)/................        252,025              *
All directors and executive officers
as a group (10 persons)/(12)/..........     15,504,509            55.8

--------------------
 *      Represents less than 1.0% of the outstanding Common Stock.
/(1)/ Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
/(2)/ Includes 112,107 shares of Common Stock held by First Extended Service Corporation, a wholly owned subsidiary of a corporation of which Mr. Westcott is the sole shareholder. The shares held by First Extended Service Corporation are also considered to be beneficially owned by Mr. Curtis. The principal business address of Mr. Westcott is 2001 Bryan Street, Suite 600, Dallas, Texas 75201.
/(3)/ Includes 27,500 shares of Common Stock issuable upon exercise of options granted under the Company's Amended and Restated Non-Employee Stock Option Plan (the "Non-Employee Plan") and exercisable within 60 days.
/(4)/ Includes 200,000 shares of Common Stock issuable upon exercise of options granted under the Amended and Restated 1994 Stock Option and Restricted Stock Plan (the "1994 Stock Option Plan") and exercisable within 60 days and 500 shares of Common Stock held by Charline Pollard, Mr. Pollard's wife, as to which Mr. Pollard disclaims beneficial ownership.
/(5)/ Includes 2,500 shares of Common Stock issuable upon exercise of options granted under the Company's Non-Employee Plan and exercisable within 60 days.
/(6)/ Includes 10,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Stock Option Plan and exercisable within 60 days, 7,500 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days, and 1,149,000 and 1,149,000 shares of Common Stock held by Mr. Curtis as trustee of the Court Hilton Westcott 1987 Trust and Chart Hampton Westcott 1987 Trust, respectively, as to which Mr. Curtis disclaims beneficial ownership. Also includes 112,107 shares of Common Stock held by First Extended Service Corporation, as to which Mr. Curtis disclaims beneficial ownership. The shares held by First Extended Service Corporation are also considered to be beneficially owned by Mr. Westcott.
/(7)/ Includes 17,500 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days and 675,064 and 11,650 shares of Common Stock held by Mr. Earls as trustee under the Earls' Children Irrevocable Educational Trust Agreement and by members of his family, respectively, as to which Mr. Earls disclaims beneficial ownership.
/(8)/ Includes 2,500 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days.

/(9)/ Includes 27,500 shares of Common Stock issuable upon the exercise of options granted under the Non-Employee Plan and exercisable within 60 days.
/(10)/ Includes 2,500 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days.
/(11)/ Mr. Smartt is no longer employed by the Company. The number of shares reported as beneficially owned by him is based on his last Form 4 which was filed for the month of February 1997.
/(12)/ Includes 210,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Stock Option Plan and exercisable within 60 days and 87,500 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days.

                     PROPOSAL ONE:  ELECTION OF DIRECTORS

     The Company's Amended and Restated Bylaws provide that the Board of Directors or shareholders shall establish the number of directors. The Board of Directors has established the Board at nine members. Each of the persons set forth below has been nominated for election to the Board of Directors, to serve for a term of one year until the next annual meeting of shareholders or until his successor is elected and qualified. See "Directors and Executive Officers."

       DIRECTOR NOMINEE
------------------------------

     Carl H. Westcott

     Jack T. Smith

     Joe J. Pollard, III

     Paul M. Bass

     John D. Curtis

     C. Gregory Earls

     Arthur W. Hollingsworth

     Regina T. Montoya

     Kern Wildenthal, M.D., Ph.D.

     The shares represented by proxies will be voted as specified by the shareholder. If a shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NINE NOMINEES NAMED ABOVE.

                       DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS AND NOMINEES FOR ELECTION AS DIRECTORS

     The following sets forth certain information regarding the nominees for election to the Company's Board of Directors and the Company's executive officers:

             NAME               AGE                  POSITION
------------------------------  ---  -------------------------------------------

Carl H. Westcott..............   58  Chairman of the Board, Chief Executive
                                     Officer and Director

Jack T. Smith.................   45  President, Chief Operating Officer and
                                     Director

Joe J. Pollard, III...........   58  President--Automotive Division and Director

Philip E. Falcosky............   46  Controller and Chief Accounting Officer

Paul M. Bass..................   62  Director

John D. Curtis................   57  Director

C. Gregory Earls..............   53  Director

Arthur W. Hollingsworth.......   35  Director

Regina T. Montoya.............   44  Director

Kern Wildenthal, M.D., Ph.D...   56  Director

     Carl H. Westcott has served as Chairman of the Board and Chief Executive Officer of the Company since February 1997 and as a director of the Company since its inception in June 1993. Since April 1997 Mr. Westcott has also served as Chairman of the Board and Chief Executive Officer of Jayhawk Medical Acceptance Corporation, a wholly owned subsidiary of the Company ("JMAC"). He provided a substantial portion of the initial capital to the Company and is the principal shareholder of the Company. From June 1996 until he joined the Company, Mr. Westcott acted primarily as an investor through his wholly-owned consulting and private investment company, Carl Westcott LLC. From 1986 until its acquisition by Primedia, Inc. (formerly known as K-III Communications Corporation) in June 1996, Mr. Westcott was Chairman of the Board, Chief Executive Officer and a director of Westcott Communications, Inc., a communications company that produces information programming for subscribers in the health care, automotive and other industries. Until its sale in January 1996, he was the sole director and shareholder of Atlanta Toyota, Inc., one of the largest Toyota dealerships in the United States.

     Jack T. Smith has served as President and Chief Operating Officer of the Company since March 1997 and as a director of the Company since its inception. From September 1996 to March 1997, Mr. Smith served as a consultant to the Company. From June 1996 until March 1997, he was employed by Carl Westcott LLC. From 1989 until its acquisition by Primedia, Inc. in June 1996, Mr. Smith was President and Chief Operating Officer of Westcott Communications, Inc.

     Joe J. Pollard, III has served as President--Automotive Division of the Company since November 1997 and as a director of the Company since September 1994. Mr. Pollard served as General Manager--Automotive Division of the Company from March 1997 to November 1997 and as President and Chief Operating Officer of the Company from August 1994 until his resignation from the Company in January 1996. Between January 1996 and March 1997, Mr. Pollard was self-employed as a private investor and served as a consultant to the Company. From August 1993 to August 1994, Mr. Pollard served as President and General Manager of Atlanta Toyota, Inc. From March 1990 to August 1993, Mr. Pollard was self-employed as a private investor.

     Philip E. Falcosky was named Controller and Chief Accounting Officer effective June 1997. Mr. Falcosky joined the Company in October, 1995, as Director of Internal Audit and in January 1996 was named Manager of Dealer Underwriting and Collateral Control. Prior to joining the Company, Mr. Falcosky served from 1990 to 1994 as Vice President and Manager of Audit-Division with BankAmerica Corp., from 1983 to 1990 as Senior Vice President/Director of Internal Audit with MeraBank, F.S.B., and from 1974 to 1983 as an accountant with Peat, Marwick Mitchell & Co. and Arthur Young & Company.

     Paul M. Bass has served on the Board of Directors of the Company since August 1997. Since 1989, Mr. Bass has served as Vice Chairman of First Southwest Company, a privately held investment banking firm. Mr. Bass is currently also a director of California Federal Bank F.S.B., Source Services, Inc. and Richman Goodman 1/2 Price Stores, Inc. Mr. Bass has more than thirty-seven years of experience in the securities industry.

     John D. Curtis has served as a consultant to the Company since September 1996 and as a director of the Company since October 1995. Since November 1995 Mr. Curtis has served as President of First Extended Service Corporation, a provider of claims administration services for automotive extended service agreements. First Extended Service Corporation is a wholly-owned subsidiary of a corporation of which Mr. Westcott is the sole shareholder. Mr. Curtis has also served as a director of Farah Incorporated, a clothing manufacturer, since June 1996. From November 1992 until joining First Extended Service Corporation, Mr. Curtis was a partner in the law firm of Baker & McKenzie.

     C. Gregory Earls has served as a director of the Company since its inception. Mr. Earls is President and a director of Equitable Production Funding of Canada, Inc., a film licensing company; U.S. Viewing Corporation, a management company; and National Networks, Inc., a private investment company. Mr. Earls has held these positions since June 1981, March 1985 and January 1993, respectively. Mr. Earls was President and a director of Health and Sciences Television Network, a subsidiary of Westcott Communications, Inc., from November 1991 until its acquisition by Primedia, Inc. in June 1996.

     Arthur W. Hollingsworth has served as a director of the Company since August 1997. Since 1989, Mr. Hollingsworth has served as Managing Director of Lewis Partners, an investment firm that primarily makes equity investments in basic manufacturing and distribution companies.

     Regina T. Montoya has served as a director of the Company since February 1994. Ms. Montoya has also served as a member of the Board of Directors of the Student Loan Marketing Association (Sallie Mae) since March 1994. Since August 1995, Ms. Montoya has served as a political analyst for KDFW-TV in Dallas, Texas, and since September 1995 has served as a Visiting Professor at the University of Texas in Dallas, Texas, and as a consultant. From December 1993 to April 1997, she served as a member of the Board of Directors of Trammell Crow Company. From June 1995 until December 1996, she served as a member of the Board of Directors of Integrated Communications Network, Inc. Between January 1994 and August 1995, Ms. Montoya served as a Vice President of Westcott Communications, Inc. From September 1993 to December 1993, Ms. Montoya was self-employed as a consultant. Ms. Montoya served as an Assistant to President Clinton and Director of the Office of Intergovernmental Affairs from January to August of 1993.

     Kern Wildenthal, M.D., Ph.D. has served on the Board of Directors of the Company since November 1997. Since 1986, Dr. Wildenthal has served as President
of the University of Texas Southwestern Medical Center.   Before assuming his
current position, he served as Dean of the medical school at the University of Texas Southwestern for six years. Dr. Wildenthal also served as a director of Westcott Communications, Inc. immediately prior to its acquisition by Primedia, Inc. in June 1996.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The following sets forth information regarding meetings of the Board of Directors and its standing committees during fiscal 1997:

     Board of Directors. The Board of Directors met 14 times during fiscal 1997. In 1997, each member of the Board of Directors attended or acted upon at least seventy-five percent of the aggregate number of Board of

     Directors meetings and Board of Directors committee meetings held or consents acted upon during the period he or she served as a director and/or committee member, as applicable.

     Nominating Committee.  The Company has no Nominating Committee.

     Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and undertaking such other incidental functions as the Board of Directors may authorize. The Audit Committee met once during fiscal 1997. The current members of the Audit Committee are C. Gregory Earls, Arthur W. Hollingsworth and Regina T. Montoya.

     Compensation Committee. The Compensation Committee is responsible for determining executive compensation policies and administering all compensation plans, including the 1994 Stock Option Plan and the Non-Employee Plan. The Compensation Committee met or unanimously voted on resolutions a total of two times during fiscal 1997. The current members of the Compensation Committee are C. Gregory Earls, Arthur W. Hollingsworth and Kern Wildenthal.

                           COMPENSATION OF DIRECTORS

     The Company pays non-employee directors an annual retainer of $4,000 and a fee of $1,000 for each Board of Directors or committee meeting attended. The Company also reimburses out-of-pocket expenses related to the director's attendance at such meetings. Non-employee directors of the Company and its subsidiaries who do not own more than ten percent of the outstanding Common Stock also receive grants of options for Common Stock under the Company's Non-Employee Plan, which was adopted in February 1994, amended and restated in its entirety in July 1995, and further amended in November 1997. A total of 450,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Non-Employee Plan. The Non-Employee Plan provides for the grant of options to directors of the Company and its subsidiaries and other persons rendering critical services to the Company or its subsidiaries who are not full-time employees of the Company or any of its subsidiaries and on the date of grant do not own more than ten percent of the outstanding Common Stock ("Eligible Individuals"). As of December 31, 1997, options to purchase 20,000, 20,000, 10,000, 30,000, 40,000 and 20,000 shares of Common Stock at respective exercise prices per share of $.01, $1.1875, $2.00, $4.46, $12.8125 and $14.125 were outstanding under the Non-Employee Plan.

     The Non-Employee Plan provides that immediately following the initial election or appointment of an Eligible Individual to the Company's Board of Directors, such individual shall automatically receive an option to purchase 10,000 shares of Common Stock at a price per share equal to the fair market value of such stock on the date of such election. Thereafter, upon the reelection of any Eligible Individual to the Board of Directors, such individual shall automatically be granted an option to purchase an additional 10,000 shares of Common Stock at a price per share equal to the fair market value of such stock on the date of such reelection; provided that no Eligible Individual shall receive an option upon reelection if such option, together with all unexercised options previously granted under the Non-Employee Plan to such director, exceed options to purchase 50,000 shares of Common Stock. Twenty-five percent of any such option shall vest on each of the six month, one year, two year, and three year anniversaries of the date of grant and no such option shall be exercisable after the date which is ten years from the date of grant.

     The Non-Employee Plan is administered by the Compensation Committee and permits the grant of options to such Eligible Individuals as the Compensation Committee may determine from time to time, which options will be subject to such terms and conditions as the Compensation Committee may determine. In addition, the Compensation Committee may grant cash awards payable in connection with the exercise of an option. The exercise price of any such option shall be such price as is determined by the Compensation Committee; provided that the exercise price shall not be less than 85% of the fair market value of the shares subject to such option on the date of grant. Except as otherwise provided in the agreement evidencing the option, if a holder of an option ceases to be a director of, or otherwise render the service for which the option was granted to, the Company or its subsidiaries, the unexercised portion of such option shall terminate, if a holder of any option ceases by reason of disability to be a director of the Company or any of its subsidiaries or to otherwise render the service for which the option was granted, the unexercised portion of such option shall terminate 90 days thereafter, and if a holder of an option dies, the unexercised portion of such option shall terminate one year thereafter.

     On September 5, 1996 the Company entered into a consulting agreement with Jack T. Smith, who at the time was only a member of the Company's Board of Directors, pursuant to which Mr. Smith provided business, financial and management consulting services to the Company. In accordance with the consulting agreement, the Company granted Mr. Smith an option to purchase 100,000 shares of Common Stock under the 1994 Stock Option Plan at an exercise price of $14.125 per share. In March 1997 Mr. Smith was appointed President and Chief Operating Officer of the Company and the parties agreed to terminate the consulting agreement. On August 21, 1997 Mr. Smith relinquished all options he was granted pursuant to his consulting agreement and received 100,000 replacement options at an exercise price of $1.25 per share. See "Ten-Year Option Repricings" and "Compensation Committee Report--Option Repricings."

     On September 27, 1996 the Company entered into a consulting agreement with John D. Curtis, a member of the Company's Board of Directors, pursuant to which Mr. Curtis provides legal and business consulting services to the Company. In accordance with the consulting agreement, the Company granted Mr. Curtis an option to purchase 20,000 shares of Common Stock under the 1994 Stock Option Plan at an exercise price of $14.125 per share exercisable in increments of 5,000 shares, with the first 5,000 shares becoming exercisable on the sixth month anniversary of the date of grant and each subsequent increment becoming exercisable on each of the next three anniversaries of the date of grant. Unvested options automatically terminate upon termination of the consulting agreement, which can be terminated by either party on 30 days' notice.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officers during 1997 and each of the other persons who served as executive officers of the Company during 1997, excluding persons who are no longer executive officers of the Company and whose total salary and bonus did not exceed $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                             ANNUAL COMPENSATION             COMPENSATION
                                                   ----------------------------------------  ------------
                                                                              OTHER ANNUAL
                NAME AND                   FISCAL                            COMPENSATION       AWARDS
           PRINCIPAL POSITION               YEAR    SALARY ($)    BONUS ($)       ($)        OPTIONS/SARS
-----------------------------------------  ------  -------------  ---------  --------------  -------------
Carl H. Westcott,/(1)/                      1997      $    ---     $  ---     $   ---             ---
Chairman of the Board, Chief Executive      1996           ---        ---         ---             ---
Officer and Director                        1995           ---        ---         ---             ---

Jack T. Smith,/(2)/                         1997        95,000        ---       1,000/(3)/    300,000/(4)/
President, Chief Operating Officer and      1996           ---        ---      14,000/(3)/    100,000/(5)/
Director                                    1995           ---        ---       3,000/(3)/        ---

Joe J. Pollard,/(6)/                        1997        87,629        ---         ---         100,000/(7)/
President--Automotive Division and          1996        19,535/(8)/   ---         ---             ---
Director                                    1995       127,123        ---         ---             ---

Philip E. Falcosky,/(9)/                    1997        83,750     30,000         ---          50,000/(10)/
Controller and Chief Accounting Officer     1996        67,083        ---         ---           3,500/(11)/
                                            1995        16,250        ---         ---             ---

Michael I. Smartt/(12)/                     1997        87,871        ---         ---             ---
                                            1996       259,422        ---         ---          50,000/(13)/
                                            1995       177,964        ---         ---         100,000/(14)/


________________
/(1)/ Mr. Westcott became an executive officer of the Company in February 1997. Mr. Westcott also serves as Chairman of the Board and Chief Executive Officer of JMAC. See "Directors and Executive Officers." He does not receive compensation, cash or otherwise, from either the Company or JMAC.
/(2)/ Mr. Smith became an executive officer of the Company in March 1997. If he had been employed by the Company for all of 1997, his annual salary would have been $120,000.
/(3)/ Amounts paid to Mr. Smith in connection with his services as a non-employee director of the Company prior to his becoming an executive officer. See "Directors and Executive Officers" and "Compensation of Directors."
/(4)/ Options granted August 21, 1997 as part of grants totaling 505,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
/(5)/ Options granted September 27, 1996 to Mr. Smith pursuant to the 1994 Stock Option Plan under his consulting agreement with the Company, which agreement terminated upon his becoming an executive officer of the Company. On August 21, 1997, Mr. Smith relinquished these options in connection with the grant of the options described in footnote (4) above. See "Ten-Year Option Repricings" and "Compensation Committee Report--Option Repricings."
/(6)/ Mr. Pollard became an executive officer of the Company in March 1997. If he had been employed by the Company for all of 1997, his annual salary would have been $122,992. Mr. Pollard also served as President and Chief Operating Officer of the Company from August 1994 to January 1996. See "Directors and Executive Officers."
/(7)/ Options granted August 21, 1997 as part of grants totaling 505,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
/(8)/ Mr. Pollard resigned his position as an executive officer of the Company in January 1996. See "Directors and Executive Officers."
/(9)/   Mr. Falcosky became an executive officer of the Company in June 1997.
/(10)/ Options granted August 21, 1997 as part of grants totaling 505,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
/(11)/ Options granted September 27, 1996 as part of grants totaling 378,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan. On August 21, 1997 Mr. Falcosky relinquished these options in connection with the grant of the options described in footnote (10) above. See "Ten-Year Option Repricings" and "Compensation Committee Report--Option Repricings."
/(12)/ Mr. Smartt served as the Company's Chairman of the Board and Chief Executive Officer and as a director until February 1997. Mr. Westcott succeeded Mr. Smartt as Chairman of the Board and Chief Executive Officer. See "Directors and Executive Officers."
/(13)/ Options granted September 27, 1996 as part of a total grant of 378,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan. These options terminated sixty (60) days following Mr. Smartt's departure from the Company.
/(14)/ Options granted July 10, 1995 as part of a total grant of 157,500 options to certain officers and key employees pursuant to the Company's 1994 Stock Option Plan. These options terminated sixty (60) days following Mr. Smartt's departure from the Company.

GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth certain information with respect to the individuals listed in the Summary Compensation Table who were granted options to acquire Common Stock in 1997. No SARs were granted in 1997.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                      -------------------------------------------------------------    POTENTIAL REALIZABLE
                                          PERCENT OF                                     VALUE AT ASSUMED
                         NUMBER OF           TOTAL                                    ANNUAL RATES OF STOCK
                         SECURITIES      OPTIONS/SARS                                 PRICE APPRECIATION FOR
                         UNDERLYING       GRANTED TO      EXERCISE OR                       OPTION TERM
                        OPTIONS/SARS     EMPLOYEES IN      BASE PRICE    EXPIRATION  -------------------------
NAME                  GRANTED (#)/(1)/  FISCAL YEAR (%)  ($/SHARE)/(2)/     DATE       5% ($)          10%($)
----                  ----------------  ---------------  --------------  ----------  ---------        --------

Jack T. Smith               300,000           33.1            1.25         8/21/04      47,130         209,615
Joe J. Pollard              100,000           11.0            1.25         8/21/04      15,710          69,872
Philip E. Falcosky           50,000            5.5            1.25         8/21/04       7,855          34,936

_____________
/(1)/ All options to Messrs. Smith and Falcosky were granted August 21, 1997 and vest in 50% increments on the first and second anniversaries of the date of grant of the options. All options to Mr. Pollard were granted on August 21, 1997 and were fully vested upon the date of grant.
/(2)/   The market price of the Common Stock on the date of grant was $1.00.


                          TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information with respect to the individuals listed in the Summary Compensation Table whose options were repriced in 1997. No other person's options were repriced in 1997. Since its inception in 1993, the Company has not previously repriced any options. See "Compensation Committee Report--Option Repricing."

                                                                                          LENGTH OF
                                  NUMBER OF       MARKET                                   ORIGINAL
                                 SECURITIES      PRICE OF       EXERCISE                 OPTION TERM
                                 UNDERLYING      STOCK AT       PRICE AT                 REMAINING AT
                                OPTIONS/SARS      TIME OF        TIME OF        NEW        DATE OF
                                 REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE    REPRICING OR
        NAME            DATE     AMENDED (#)   AMENDMENT ($)  AMENDMENT ($)  PRICE ($)  AMENDMENT/(1)/
--------------------  --------  ------------   -------------  -------------  ---------  --------------
Jack T. Smith         08/21/97     100,000         1.00           14.125       1.25        6 years
Philip E. Falcosky    08/21/97       3,500         1.00           14.125       1.25        6 years

_____________
/(1)/ The new options vest in 50% increments on the first and second anniversaries of the date of grant of the options.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to the individuals listed in the Summary Compensation Table who hold options to acquire Common Stock concerning the value of unexercised options to acquire Common Stock held as of December 31, 1997. No SARs have been granted under any incentive plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                         SHARES                              OPTIONS/SARS AT                OPTIONS/SARS AT
                      ACQUIRED ON         VALUE            FISCAL YEAR END (#)            FISCAL YEAR END ($)
        NAME          EXERCISE (#)     REALIZED ($)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE/(1)/
--------------------  ------------     ------------     --------------------------  ------------------------------
Jack T. Smith              ---              ---                27,500/302,500                 13,650/56,250
Joe J. Pollard             ---              ---               200,000/0                       18,750/0
Philip E. Falcosky         ---              ---                     0/50,000                       0/9,375

____________
/(1)/ The options were valued using the closing sale price of the Common Stock on December 31, 1997, which was $1.375. On April 8, 1998, the closing sale price of the Common Stock was $.875.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Until June 1997, the Company's Compensation Committee consisted of Dan W. Cook III, C. Gregory Earls and John C. Tolleson. Messrs. Tolleson and Cook resigned from the Board of Directors in June and July 1997, respectively. Paul
M. Bass and Arthur W. Hollingsworth were appointed to the Compensation Committee in August 1997 following their election to the Board of Directors. Mr. Bass resigned from the Compensation Committee in November 1997 and Kern Wildenthal was appointed as Mr. Bass' replacement that same month. The Compensation Committee currently consists of Messrs. Earls, Hollingsworth and Wildenthal. No person serving as a member of the Compensation Committee during 1997 has ever been employed by the Company, and no such person had any relationships during 1997 requiring disclosure according to applicable rules and regulations of the Securities and Exchange Commission ("SEC").

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 1997 the Company maintained business relationships and engaged in certain transactions with affiliated companies and parties as described below. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     On November 15, 1995 the Company entered into an agreement with First Extended Service Corporation pursuant to which First Extended Service Corporation performs certain claims administration services on behalf of the Company with respect to the extended service agreement program the Company offered to its automotive dealers. Under the extended service agreement program, an automotive dealer could sell a vehicle service product to a customer whose automotive installment sales contract is purchased by the Company, which reimburses the customer for certain repairs made to the vehicle securing the automotive installment sales contract. The amounts payable by the Company to First Extended Service Corporation under the agreement were directly related to the number of such vehicle service products sold by the Company's automotive dealers and are on terms the Company believes are no less favorable to the Company than could be obtained for similar services from unrelated parties. The Company paid approximately $1,537,000 to First Extended Service Corporation for reimbursement of service contract claims and administrative services during 1997 pursuant to this agreement. The Company ceased offering these extended service agreements in 1997. First Extended Service Corporation is a wholly owned subsidiary of a corporation of which Mr. Westcott is the sole shareholder. Mr. Curtis is an executive officer of First Extended Service Corporation.

     In late 1996 the Company entered into an agreement with Cougar Advertising, Inc., which agreement was approved by a committee of disinterested directors of the Company, pursuant to which Cougar Advertising, Inc. agreed to develop and produce commercials and execute media buys for JMAC for a commission of approximately 5% of the commercials and media buys. The agreement is on terms the Company believes are at least as favorable to the Company as could be obtained for similar services from unrelated parties. Pursuant to the agreement, the Company paid approximately $2,603,000 to Cougar Advertising, Inc., including cost reimbursements of approximately $2,490,000 and commissions of approximately $113,000 for these services in 1997. Mr. Westcott is the sole shareholder of Cougar Advertising, Inc.

     On November 7, 1996 the Company entered into a build-to-suit agreement with Cougar Real Estate, Ltd., which agreement was approved by a committee of disinterested directors of the Company after obtaining the advice of an unaffiliated advisor, pursuant to which Cougar Real Estate, Ltd. agreed to construct a 102,400 square foot office building in accordance with specifications mutually agreed upon by the parties and subsequently lease the office building to the Company pursuant to a triple net lease. As a result of the Company's Chapter 11 bankruptcy proceeding commenced in February 1997 (the "Chapter 11 Proceeding") and the Company's reduced level of operations, the Company elected to reject the agreement in connection with the Chapter 11 Proceeding and Cougar Real Estate, Ltd. agreed to assert no claim for damages as a result of such rejection. No payments were made by the Company to Cougar Real Estate, Ltd. pursuant to the agreement. Mr. Westcott is the sole shareholder of the general partner of Cougar Real Estate, Ltd.

     On October 1, 1996 JMAC executed a revolving credit promissory note (the "NationsBank Note") in the face amount of $15,000,000 payable to NationsBank Texas, N.A. ("NationsBank"). The NationsBank Note was due October 1, 1997 and bore interest at the prime rate of interest. Mr. Westcott unconditionally guaranteed payment of the NationsBank Note. In January 1997, as a condition to Mr. Westcott guaranteeing any future advances under the NationsBank Note or otherwise, JMAC granted him a security interest in all the assets of JMAC to secure payment of any and all claims arising pursuant to Mr. Westcott's guaranty. Additionally, after commencement of the Chapter 11 Proceeding, NationsBank refused to make any further advances under the NationsBank Note. In addition, JMAC had loaned approximately $7.1 million (the "JMAC Loan") to the Company prior to the Company's filing of the Chapter 11 petition, and the bankruptcy court prohibited the Company from providing JMAC with any cash to finance its activities, including any repayment of the JMAC Loan. To fund JMAC's operations, Mr. Westcott provided approximately $12.3 million of financing to JMAC between January 30, 1997 and September 30, 1997 (including $5.0 million in proceeds from Mr. Westcott's purchase of 50,000 shares of JMAC's Series A Redeemable, Convertible Preferred Stock (the "JMAC Preferred Stock") discussed below). Furthermore, at the request of NationsBank, on February 28, 1997, Mr. Westcott purchased the NationsBank Note evidencing the $13.5 million principal amount of indebtedness outstanding under the facility. The majority of the financing provided by Mr. Westcott to JMAC was in the form of demand notes secured by all of the assets of JMAC. On November 12, 1997 Mr. Westcott agreed to consolidate and extend the maturities of the notes evidencing his loans to JMAC. Notes payable to Mr. Westcott at December 31, 1997 totaled $20.8 million. The notes bear interest at the prime rate announced from time to time by NationsBank and are payable, to the extent of $7.1 million, in quarterly principal installments (plus interest) aggregating approximately $2.4 million in 1998 and $4.7 million in 1999, and to the extent of $13.7 million (plus interest) on November 12, 1999. Both notes continue to be secured by all of the assets of JMAC, and JMAC continues to owe Mr. Westcott approximately $1.0 million of accrued interest that is payable upon demand.

     On April 14, 1997, in a transaction approved by a committee of disinterested directors of the Company after obtaining the advice of an unaffiliated financial advisor, JMAC entered into a Preferred Stock Purchase Agreement with Mr. Westcott, pursuant to which Mr. Westcott purchased from JMAC 50,000 shares of JMAC Preferred Stock in exchange for $2.0 million of indebtedness to Mr. Westcott and $3.0 million. As provided in the Company's Plan of Reorganization, on November 12, 1997, Mr. Westcott exchanged the JMAC Preferred Stock for 3,855,555 shares of the Company's Common Stock.

                        PERFORMANCE OF THE COMMON STOCK

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the five months commencing August 1, 1995 (the first trading day following the initial public offering of Common Stock by the Company), and ending on December 31, 1997, with the cumulative total shareholder return on the Nasdaq Market Index and on the Dow Jones Industry Group Index FIS (Financial Services, Diversified) for the same period, assuming a $100 investment on August 1, 1995.


                       [PERFORMANCE GRAPH APPEARS HERE]

Total Return Analysis
                                    8/1/95   12/29/95   12/31/96   12/31/97
                                   ----------------------------------------
Jayhawk Acceptance Corporation     $100.00  $   63.48  $   78.26  $    9.57
Dow Jones Industry Group FIS        100.00     117.13     157.58     234.74
Nasdaq Market Index                 100.00     102.74     127.67     156.17


     The closing sale price of Common Stock reported by the Nasdaq Stock Market on April 8, 1997, was $.875 per share.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION

     Since its inception in June 1993, the Company's executive compensation program has consisted of base salary and long-term incentive compensation in the form of stock options. The Company formed a Compensation Committee in April 1995 to determine and administer all executive compensation policies, including cash compensation and option grants under the 1994 Stock Option Plan. The Compensation Committee reviews all aspects of the Company's compensation program at least once annually and has directed management to provide suggested executive compensation plans to the Compensation Committee. The specific objectives of the Compensation Committee are:

     Provide compensation that will attract and retain superior talent and reward the executive officer based upon Company and individual performance.

     Support the achievement of the Company's strategic operating objectives.

     Align the executive officer's financial interests with the success of the Company by placing a substantial portion of pay at risk (i.e., payout that is dependent upon Company and/or Common Stock performance).

     The factors considered by the Compensation Committee in establishing executive officer cash compensation and stock option grants in 1997 included an assessment of the level of compensation required to attract and/or retain the executive officer, the individual's performance (as viewed by the Compensation Committee following consultation with management), the responsibilities of the individual and the operating performance of the Company. The Compensation Committee also considered the compensation practices of other corporations that most likely compete with the Company for services of executive officers. Although the Compensation Committee did not apply any formula based upon particular performance measures in 1997, the Compensation Committee's decisions were affected by, among other things, the state of the Company's business and the fact that all the executive officers of the Company became executive officers in 1997.

     The Compensation Committee anticipates that stock options will continue to form a significant part of the Company's overall executive compensation program and that incentive cash compensation will be used to reward exceptional performance and meeting Company performance goals. See "--Option Repricings."

     Carl H. Westcott has served as Chairman of the Board and Chief Executive Officer of the Company since February 1997. Prior to such time he served solely as a director of the Company. At Mr. Westcott's request, he receives no compensation, cash or otherwise, for his services as Chairman of the Board and Chief Executive Officer of the Company. Michael I. Smartt served as Chairman of the Board and Chief Executive Officer of the Company until February 1997. Mr. Smartt's 1997 cash compensation related to decisions made by the Compensation Committee in 1996. See "Compensation of Executive Officers."

OPTION REPRICINGS

     The Board of Directors has consistently believed that the granting of stock options to executive officers provides a significant incentive to those officers and aligns their interests with those of the Company and its shareholders. Due to the significant decrease in the price of the Common Stock in 1997, the Compensation Committee determined that it was unlikely that options previously granted to certain executive officers (which were exercisable at prices substantially above the current market price of the Common Stock) would provide suitable incentives for such officers. Based on its belief that retention of key employees was particularly important given the state of the Company's operations, on August 21, 1997 the Compensation Committee determined that it was in the best interests of the Company and its shareholders to grant to such officers new options which reflected the current market price of the Common Stock, in exchange for those officers' agreement to relinquish their previously granted options, some of which were vested. The relinquishment of the options in connection with the grant of new options was the equivalent of repricing the relinquished options. See "Ten-Year Option Repricings."

     Jack T. Smith became an executive officer in March 1997, when he was named President and Chief Operating Officer of the Company. On August 21, 1997, the Company granted Mr. Smith an option to purchase 300,000 shares of Common Stock at an exercise price of $1.25 per share. On August 21, 1997, the last sales price of a share of Common Stock quoted on the Nasdaq Stock Market was $1.00. In connection with such grant, Mr. Smith relinquished options to purchase 100,000 shares of Common Stock at an exercise price of $14.125 per share. The options Mr. Smith relinquished were granted to him in connection with his prior services as a consultant to the Company. Philip E. Falcosky became an executive officer in June 1997, when he was named Controller and Chief Accounting Officer of the Company. On August 21, 1997, the Company granted Mr. Falcosky an option to purchase 50,000 shares of Common Stock at an exercise price of $1.25 per share. In connection with such grant, Mr. Falcosky relinquished options to purchase 3,500 shares of Common Stock at an exercise price of $14.125 per share. The options Mr. Falcosky relinquished were granted to him prior to his becoming an executive officer of the Company. See "Compensation of Executive Officers."
The Compensation Committee believes the grant of new options to Messrs. Smith and Falcosky provide them incentives consistent with their status as executive officers and help align their interests with those of the Company and its shareholders.


                                    By:  Arthur W. Hollingsworth
                                         Kern Wildenthal, M.D., Ph.D.
                                         C. Gregory Earls, Chairman

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it with respect to the fiscal year ended December 31, 1997 and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities have been complied with by such persons, except for one Form 3 of Mr. Falcosky that was not filed on a timely basis.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Ernst & Young, L.L.P. has been the Company's independent public accountant since fiscal year 1995. Representatives of Ernst & Young, L.L.P. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                OTHER BUSINESS

     The management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder desiring to present a proposal to the shareholders at the 1999 Annual Meeting of shareholders, which currently is expected to be scheduled on May 13, 1999, must transmit such proposal to the Company so that it is received by the Company at its principal executive offices on or before December 17, 1998. All such proposals should be in compliance with applicable SEC regulations.

                                        By Order of the Board of Directors,

                                        /s/ BETH PROTHRO

                                        Beth Prothro,
                                        Secretary



Dallas, Texas
April 15, 1998

                        JAYHAWK ACCEPTANCE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 1998

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Jayhawk Acceptance Corporation (the "Company"), to be held on May 14, 1998, and the proxy statement in connection therewith, each dated April 15, 1998, (b) appoints Carl H. Westcott and Jack T. Smith, or either of them, as Proxies, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 17, 1998, at such annual meeting and at any adjournment(s) thereof, and
(d) revokes any proxies heretofore given.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION AND APPROVAL OF PROPOSAL 1 AND ON ANY OTHER BUSINESS, IN THE DISCRETION OF THE PROXIES.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

     -                                                                    -


                    JAYHAWK ACCEPTANCE CORPORATION


   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  [X]


[                                                                              ]

1. To elect as Directors the following nominees: Carl H. Westcott, Jack T. Smith, Joe J. Pollard III, Paul M. Bass, John D. Curtis, C. Gregory Earls, Arthur W. Hollingsworth, Regina T. Montoya and Kern Wildenthal, M.D., Ph.D.

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE OVAL ENTITLED "WITHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE" AND LIST THAT NOMINEE'S NAME. UNLESS AUTHORITY TO VOTE FOR ALL THE FOREGOING NOMINEES IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EVERY NOMINEE WHOSE NAME IS NOT LISTED.

       [_]    For All Nominees

       [_]    Withhold All Nominees

       [_] Withhold Authority to Vote for Any Individual Nominee. Write Name of Nominee(s) Below.

              ------------------------------------------------------

              ------------------------------------------------------

IMPORTANT: Please date this proxy and sign exactly as your name or names appear thereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in the representative capacity, please so indicate when signing.


         Dated: _________________________________________________________, 1998

Signature ______________________________________________________________________

Signature if held jointly ______________________________________________________

 PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

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